Exhibit 99.1

Unify Appoints Prominent Industry Executive Rich Brooks
to its Board of Directors

SACRAMENTO, Calif., – Aug. 2, 2005 – Unify Corp. (OTC BB: UNFY), a software provider of business process automation solutions including specialty vertical applications, today announced that it has elected business executive Richard M. Brooks to the Company’s board of directors.  Under the Company’s bylaws Brooks will serve as a director until Unify’s annual shareholders’ meeting, set for Sept. 29, 2005, at which time he will stand for election by the shareholders.

Currently, Brooks is the co-founder of Winterhawk Media LLC, an Internet security firm.  His accomplishments include having served as the chief executive officer responsible for executing a turnaround plan for a publicly traded software company.  He has also co-founded a next generation telecommunications firm which he grew to over 150 employees and orchestrated $130 million of financing.  He has arranged nearly $200 million of corporate and real estate financing, structured, negotiated and closed over 30 acquisitions and divestitures, and supervised the integration of dozens of acquired companies.

“Having Rich join the board speaks volumes about the market potential for Unify with our risk management, transportation labor standards and process automation solutions,” said Todd Wille, CEO of Unify.  “Rich strengthens our board with his vast experience and knowledge and we look forward to his vision and leadership as we drive Unify’s future direction and grow shareholder value.”

During his 25 years as a senior executive in healthcare, software, telecommunications, biotech and manufacturing organizations, Brooks has led start-ups and privately-held organizations in crisis, turnaround and rapid growth situations.  He received a bachelor’s degree in business administration from Oregon State University and is a certified public accountant.

About Unify

Unify provides business process automation solutions, including market leading applications for specialty markets within the insurance risk management and transportation labor industries.  Unify’s solutions deliver a broad set of capabilities for automating business processes, integrating existing information systems and delivering collaborative information.  Through its industry expertise and market leading technologies, Unify helps organizations drive business optimization, apply governance and increase customer service. Unify is headquartered in Sacramento, Calif. with offices in London and Paris, and a worldwide network of global distributors. Contact Unify at 916-928-6400 or visit www.unify.com.

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